Exhibit 10.21

Executive Director Contract for Services

(Vorstandsanstellungsvertrag)

DI Dr. Markus Seiser

(hereinafter referred to as the “Contract”)

entered into by and between

IRM Integriertes Ressourcen Management AG
FN 176325 a
Wienerbergstrasse 31-39
A-1120 Vienna
(hereinafter referred to as the “Company”)

represented by the Chairman of the supervisory board Mr. Kevin James Hesselbirg

and

Mr.	DI DR Markus Seiser, born 17.01.1971
Citizenship:	Austrian
Bank Accont:	BA 904094232 BLZ 20151

(hereinafter referred to as “Director”),

as follows:

§ 1
Responsibilities and Functions

1.1           Director is appointed member of the managing board of the Company (“Vorstandsmitglied”).  This Contract for Services is entered into to govern the relationship between Company and Director.  This Contract replaces the Contract of Employment between the Company and Director of 28.11.2003.  For the purpose of all claims depending on length of service, his previous service with the Company will be credited.

1.2           It is currently intended to reorganize the Company from a stock corporation (Aktiengesellschaft, AG) to a limited liability company (Gesellschaft mit beschränkter Haftung; GmbH).  In case of such a reorganization of the Company to a limited liability company, Director will be appointed managing director (GmbH-Geschäftsführer) of the Company.  Such reorganization shall result in the conversion of this Vorstandsanstellungsvertrag into a GmbH-Geschäftsführervertrag; in particular, Director shall not be entitled to early termination or to any benefits resulting from such conversion.  The field of activity / competence of Director as well as all other provisions of this Contract shall mainly remain unchanged except fields of activity / competence because of structural changes due to corporate integration, unless a provision is only applicable to directors of a stock corporation or ineffective as a matter of law.

1.3           Director is obliged to conduct and represent the Company’s business with the care and diligence of a prudent businessman.  His responsibilities and obligations are set forth by law (including but not limited to the Stock Corporation Act – “Aktiengesetz”), the Company’s articles of association, the Company’s shareholder and supervisory board resolutions adopted from time to time, and, in particular, the rules of procedure of the managing / supervisory board (“Geschäftsordnung des Vorstands / Ausfsichtsrats”), if any, adopted by the supervisory board and the terms and conditions of this Contract.

1.4           Until further notice, Director will act as the Company’s CEO.  Director shall be entitled to the title “CEO”.  In case two or more directors are appointed, Director shall be entitled to act as chairman of the board of directors.  In this case, Director shall also be entitled to the title “chairman of the board of directors”.

1.5           Director shall be authorized to represent the Company jointly together with a member of the board of directors, which is authorized to represent the Company individually.

1.6           The Company may unilaterally change the Director’s responsibilities at any time, thereby taking into account his qualifications and workload.  This right refers also to any transfer of his duty station within Vienna and his removal as Director of the Company.

1.7           During the term of this Contract Director is obliged to accept the appointment/election by the competent administrative bodies as managing director, member of the board of directors or supervisory board of companies associated or affiliated to the Company, unless such appointment/election is unreasonable in consideration of Director’s workload, the type of his qualification or function as member of the Company’s board of directors.  This provision does not apply to the function as managing director in terms of the Austrian Industrial Code (gewerberechtlicher Geschäftsführer).  Director is not entitled to receive remuneration (except for attendance fees and expenses) from the Company for the exercise of any of the functions referred to in this paragraph.  Director assigns any claims for remuneration (except for attendance fees and expenses) against third parties to the Company.

1.8           The appointment of further Directors shall not be excluded.  Director shall coordinate his activities with other Directors, if any, in a cooperative manner.

1.9           Director has to perform his activity full-time and is obliged to provide the Company his complete working capacity.

1.10         Director’s duty station shall be the Company’s registered office in Vienna.  A relocation of the duty station within Vienna shall not affect the employment relationship between the Company and Director.  Further, Director is obliged to make business trips to the extent this is necessary for or conducive to the proper management of the Company’s business.

§ 2
Term

This Contract replaces the current contract with the Company commenced on 7.08.2003 and this Contract shall be concluded for the remainder of the term of the original contract, i.e. for a fixed term until 07.08.2008.  Thereafter, the term of the Contract shall be extended automatically for another 2 year term, unless the supervisory board / or the majority shareholder notifies Director at least 3 months prior to the expiry of the initial term that Director will not be re-appointed as member of the board of directors or Director objects to an extension of this Contract in writing at least 3 months prior to the expiry of its initial term.  During each of the above terms including the initial term until 07.08.2008, this Contract may be terminated by either party by giving 6 months prior notice by registered letter effective the end of each calendar month.

§ 3
Remuneration

3.1           Director shall receive a fixed monthly salary of gross EUR 11,900.00 less statutory deductions, payable in fourteen monthly installments.  The monthly salary is due and payable in arrears on the last day of the month; the 13th and the 14th installments are made at the latest on 30 June and 30 November of each calendar year.  Any payments under this Contact shall be made to Director’s bank account referred to on the front page of this Contract.  The Company shall be notified immediately of any change of Director’s bank details in writing.

3.2           In addition to his fixed salary, Director shall receive

a.             a performance-based cash bonus according to the IRM standard bonus scheme set forth in Exhibit 3.2.a and subject to the terms and conditions set forth herein:

(i)            70% of the bonus shall be calculated on the basis of the degree of attainment of the following budget figures (the “Company Targets”):  (a) annual revenues; and (b) annual earnings before interest and taxes.  Attainment of Company Targets shall be calculated on the basis of the Company’s budget approved by the supervisory board, or if disputed, on the basis of the Company’s budget determined by the supervisory board.  The budget value shall be considered full target attainment.  80% of the budget value shall be considered non-attainment of target.  Between 80% and 100% of the budget value target attainment shall be apportioned pro rata.

(ii)           30% of the bonus shall be calculated on the basis of personal targets to be agreed year by year in advance between Director and the Company.  Attainment of personal targets shall be discussed between the parties and finally determined by the supervisory board.

(iii)          Maximum bonus payment:  EUR 50,000 per business year.

(iv)          Accrued bonus payments will be made within the first quarter of the year following accrual of bonus entitlements.

(v)           If this Contract is terminated, accrued bonus entitlements shall be paid to Director on a pro rata basis, unless (a) this Contract is terminated by the Company due to a gross violation of Director’s duties (grobe Pflichtverletzung) pursuant to Sec 75 para 4 AktG as set forth in § 12 or as set forth in § 13 hereof or (b) this Contract is terminated by Director without good cause (ungerechtfertigter vorzeitiger Austritt).  In case of a reorganisation of the Company to a GmbH (see § 1.2) accrued bonus payments shall not be paid to Director on a pro rata basis if (a) this Contract is terminated by the Company for good cause (Entlassung) or (b) this Contract is terminated by Director without good cause (ungerechtfertigter vorzeitiger Austritt).

subject to Director being employed with the Company through January 31, 2010 a retention payment up to a maximum amount of EUR 89,379.99 (the “Retention Bonus”) and subject to the following terms and conditions:

(i)            the amount of the Retention Bonus, if any, payable to Director on January 31, 2010 shall be determined pursuant to the calculation set out in Exhibit 3.2.b.

(ii)           Director shall not be entitled to the Retention Bonus if (a) this Contract is terminated by the Company on or before January 31, 2010 due to a gross violation of Director’s duties (grobe Pflichtverletzung) pursuant to Sec 75 para 4 AktG as set forth in § 12 or as set forth in § 13 hereof or (b) this Contract is terminated by Director on or before January 31, 2010 without good cause (ungerechtfertigter vorzeitiger Austritt).  In case of a reorganisation of the Company to a GmbH (see § 1.2) Director shall not be entitled to the Retention Bonus if (a) this Contract is terminated by the Company on or before January 31, 2010 for good cause (Entlassung) or (b) this Contract is terminated by Director on or before January 31, 2010 without good cause (ungerechtfertigter vorzeitiger Austritt).

c.             subject to Director being employed with the Company through the due dates set out in (i) and (ii) and in accordance with (iii) below a severance payment (Freiwillige Abfertigung) equal to EUR 26,000 and a cash bonus equal to EUR 50,000 due and payable as follows:

(i)            an amount equal to EUR 26,000 shall be due and payable within 30 (thirty) days from the date of registration of the Company’s conversion into a limited liability company (Gesellschaft mit beschränkter Haftung; GmbH) in the Austrian Companies Register; and

(ii)           an amount equal to EUR 50,000 shall be due and payable on January 31, 2010;

(iii)          Director shall not be entitled to the payments pursuant to this paragraph 3.2.c if (a) this Contract is terminated by the Company on or before the due dates due to a gross violation of Director’s duties (grobe Pflichtverletzung) pursuant to Sec 75 para 4 AktG as set in § 12 or as set forth in § 13 hereof or (b) this Contract is terminated by Director on or before the due dates without good cause (ungerechtfertigter vorzeitiger Austritt).  In case of a reorganisation of the Company to a GmbH (see § 1.2) Director shall not be entitled to the payments pursuant to this paragraph 3.2.c if (a) this Contract is terminated by the Company on or before the due dates for good cause (Entlassung) or (b) this Contract is terminated by Director on or before the due dates without good cause (ungerechtfertigter vorzeitiger Austritt).

d.             During the duration of this Contract Director will be provided a premium middle-class car for business and private use.  Director shall bear the tax burden on the private use.

3.3           Director is obliged to work overtime to the extent this is necessary for or conducive to the proper management of the Company’s business.  The remuneration hereunder settles also any overtime, including any travel time, Director may work.

3.4           A Company car provided by the Company is not part of the remuneration hereunder and does not reduce Director’s gross remuneration.  Any changes to Director’s net remuneration resulting from the tax treatment of the private use of the company car shall not be affected by this provision.

3.5           The Company’s supervisory board intends to pass a resolution on the raise of Director’s monthly salary according to 3.1 above at the end of each business year, if the Company’s result situation allows such raise.  By passing such resolution the supervisory board shall take into account depreciation, if any, since the previous assessment of Director’s monthly salary.

3.6           The payments and amounts hereunder shall be gross payments and amounts, from which taxes and duties shall be deducted.  Director shall be responsible for all taxes, duties and social security payments, except for the Company’s contributions to social security payments (Dienstgeberbeiträge zur Sozialversicherung) pursuant to mandatory law.  Director shall thus only be entitled to net payments.

§ 4
Reimbursement of Travel Expenses and Disbursements, Benefits

4.1           On business trips, Director is entitled to travel first class by rail and by plane premium economy class or business class upon prior approval of the Company’s supervisory board / majority shareholder in case of overseas business trips.  On all other flights Director shall travel economy class.  Director shall be entitled to reasonable reimbursement of other expenses he may incur in performing his responsibilities as Director of the Company provided he is able to submit the relevant documentation.

Director shall be entitled to reimbursement of daily diets, in accordance with the applicable provisions of collective bargaining agreements.  Director shall only be entitled to reimbursement of daily diets if a detailed travel report, which specifies the daily work load and actual time spent correctly, is turned in for each single travel day.  The travel reports of a working week shall be turned in gathered in the form of a travel expense report.  The entitlement to reimbursement of diets shall be forfeited if travel reports are not turned in or if travel reports are incomplete or incorrect.

4.2           Director shall be entitled to an accident insurance at the Company’s expense according to the following terms:

Death	EUR 75,000 (seventy five thousand)

Invalidity	EUR 100,000 (one hundred thousand) to EUR 500,000 (five hundred thousand)

Director is entitled to appoint a beneficiary of payments in case of death.

4.3           Director shall be included in the Company’s D&O insurance policy for executive employees.

§ 5
Vacation

Director is entitled to 30 working days (not including Saturdays) of paid vacation for each vacation year; each vacation year commences on the anniversary of the commencement date of this Contract.  Unconsummated leave days shall be forfeited on the 30th of June of every following year.  Timing and length of vacation shall be agreed with the Company.  The timing of vacation shall be chosen by reasonably taking into account the Company’s interests.  If several Directors are appointed, they shall procure that one Director is present at all times.

§ 6
Transactions Requiring Approval

Director is familiar with the terms of the Company’s articles of association, in particular but not limited to § 5.3 of the articles of association of the Company or any equivalent provision of the articles of association as amended from time to time, which – in accordance with sec 95 para 5 AktG – provides that the conclusion of certain transactions or the implementation of certain actions requires the prior consent of the supervisory board.  Director is further obliged to obtain the prior consent of the corporate bodies with respect to all matters for which consent has to be obtained from these bodies by virtue of the law, any provisions of the articles of association or by virtue of shareholder resolution, in particular under rules of procedure for the Directors as amended form time, if any.  If the Company is reorganized from a stock corporation to a limited liability company (see 1.2 above), the provisions of the Limited Liability Company Act on requirements as to approval of certain transactions or actions as well as any provisions of articles of association or by virtue of shareholder resolution, in particular under rules of procedure for the managing directors as amended form time, if any, shall be applicable accordingly.

§ 7
Confidentiality Obligation

7.1           Director shall keep strictly confidential all business matters, internal business relations or results as well as all matters of the Company which come to his knowledge during his activities for the Company.  This obligation survives the termination of this Contract and applies not only towards third parties, but also towards the Company’s entire staff, unless these secrets must be disclosed to them for business reasons.  Director knows about the special provisions on the punishability of the violation of trade and business secrets according to sec. 11 of the Unfair Competition Act.  A violation of the confidentiality obligation hereunder shall be considered as ground for Director’s discharge and entitles the Company to damages against Director.  The obligation of secrecy does not apply if Director is obliged by law to disclose information to any authorities.

7.2           All items, in particular all documentation, records and correspondence the Company made available to Director for the performance of his responsibilities shall remain the Company’s property.  Director shall be obliged to return to the Company at his own initiative no later than upon termination of this Contract all documents, printed matter, all books, records and business papers entrusted to him as well as all other results of his activities available in any form whatsoever (including any data carrier, such as CD-Rom or any equivalent on which business results are saved), and he may not retain any copies thereof.

§ 8
Non-Competition Clause

8.1           Director shall place his whole working capacity and its results as well as any and all experiences and knowledge solely at the Company’s disposal.

8.2           Director is subject to the prohibition of competition in accordance with sec 79 AktG (Stock Corporation Act – “Aktiengesetz”).  Therefore, Director may not without the consent of the supervisory board in writing engage in the Company’s line of business for his own account (selbständig) or for the account of another (unselbständig) or acquire a direct or indirect (e.g. through a trustee) participation in another company as a personally liable shareholder or acquire any other equity participation whatsoever (including, for example, silent participations) or hold a position as managing body (e.g. managing board) or as supervisory body (e.g. supervisory board or advisory board) or as an advisor (e.g. consultant), except for acquisition of shares in a listed company not exceeding 3% (three percent) of the nominal capital or of the voting rights solely for the purpose of investing his own assets.  For a violation of this provision Director shall pay damages, or, in the alternative, the Company may also choose in its sole discretion to request from Director that a transaction concluded on his own account be treated as concluded on the Company’s account and that Director assigns any consideration or claim arising out of or in connection with such transaction to the Company.  Nothing in this paragraph shall prevent the Company from recalling Director prematurely (sec 75 para 4 AktG) and from terminating this Contract due to the violation of the prohibition of competition.

8.3           Further to the prohibition of competition according to sec 79 AktG, Director may not engage in any case in side-line activities against payment or engage in side-line activities without payment during his working time that is to be dedicated to the Company, even if they do not cover the Company’s line of business, unless the supervisory board expressly approves these side-line activities in advance.  Any acceptance of offices as member of the supervisory board or advisory board – even in companies not engaged in the Company’s line of business – and the acceptance of offices in chambers, federations and other associations of companies requires the prior consent in writing of the supervisory board.

8.4           The supervisory board may revoke any consent according to this provision at any time.  In this case Director is obliged to terminate the respective occupation(s) and/or step down from the respective function(s) within a reasonable time limit.

8.5           For a period of 12 months from termination of the employment relationship between Director and the Company Director may not engage in the Company’s line of business for his own account or for the account of another or acquire a direct or indirect (e.g. through a trustee) participation in another company as a personally liable shareholder or acquire any other equity participation whatsoever (including, for example, silent participations) or hold a position as managing body (e.g. managing board) or as supervisory body (e.g. supervisory board or advisory board) or as an advisor (e.g. consultant), except for acquisition of shares in a listed company not exceeding 3% (three percent) of the nominal capital or of the voting rights solely for the purpose of investing his own assets.  Director shall be obliged to disclose to the Company any participation referred to herein.

8.6           For a violation of paragraph 8.5 above, the Company may request in its sole discretion from Director to pay to the Company a no-fault penalty amounting to 8 gross monthly most recent remuneration, such penalty being payable for each violation committed in a particular case.  Such penalty shall not be subject to equity reduction by courts.  Director shall nevertheless be bound to comply with all contractual obligations hereunder.  In case of a reorganization of the Company to a GmbH this § 8.6 shall no longer be applicable.

8.7           The Company reserves the right to insist in its sole discretion on compliance with Director’s obligations under this § 8 in case this Contract is terminated for grounds not attributable to Director, whereby Director remains entitled to remuneration according to §3.1 for a term to be agreed between Director and the Company.

§ 9
Nonsolicitatlon; Noninterference

9.1           Director agrees that during the period commencing on the date hereof and ending on the date of termination of this Contract and for an additional 18 months thereafter, Director shall not in the line of the Company’s business, without the Company’s prior written consent, directly or indirectly, knowingly solicit or encourage to leave the employment of the Company, any employee of the Company or hire any employee who has left the employment of the Company after the date of this Agreement within one year of the termination of such employee’s employment with the Company.

9.2           Director also agrees that during his employment with the Company and for an additional 12 months after the termination of this Contract, Director will not directly or indirectly solicit, accept any business from or accept employment with any existing customer of the Company, or induce, encourage or attempt to interfere or entice any person or entity to cease or reduce doing business with the Company, or to cease or reduce their utilization of the services of the Company, including but not limited to customers, clients, referral sources, and/or strategic partners or business relationships of the Company.

9.3           The Company reserves the right to insist in its sole discretion on compliance with Director’s obligations under this § 9 in case this Contract is terminated for grounds not attributable to Director, whereby Director remains entitled to remuneration according to § 3.1 for a term to be agreed between Director and the Company.

§ 10
Incapacity of Work and Sickness

10.1         Director has to notify Company of any incapacity of work and of the reasons and the supposed duration thereof.  Furthermore Director has to provide a medical certificate confirming his incapacity within 3 work days.

10.2         If Director is not able to perform his work due to sickness or accident, which was neither caused intentionally or by gross negligence of Director, he is entitled to continued full payment of the Company for the duration of the incapacity up to a maximum period of 6 months per calendar year and for another 3 months 49% of his payment.  Any payment received by Director from Public Social Security reduces the obligation of the Company to continue offering payment to the Director in the amount of such payment from Public Social Security.

§ 11
Inventions, Copyrights

11.1         Director is required to conceive, develop, make or produce certain work product pursuant to his employment with the Company.  Director hereby agrees to promptly and fully disclose to the Company any and all work product now or hereafter conceived, developed, made or produced by Director within the scope of employment with the

Company including, without limitation, any inventions, discoveries, data, documentation, enhancements, modifications, know-how, improvements, creative works, software information, trademarks, trade names, techniques, procedures, training aids and instructional manuals, in whatever form, whether or not during regular hours of work or on the Company’s premises, during Directors employment by the Company or during any transition period after any suspension or termination of Director’s employment by the Company (collectively, the “Work Product”).

11.2         Director hereby agrees to keep and maintain reasonably accurate records relating to the conception, development and use of all Work Product, which records will be the sole and exclusive property of the Company.  Upon termination of Director’s employment with the Company, Director will surrender possession of such records to the Company.

11.3         In Accordance with Sec 7 Patent Act (PatG) the Company alone shall be – to the extent permissible under the applicable laws – entitled to the rights of inventions or technological improvements which Director shall have made during his work for the Company or due to experiences made or work done by the Company.  Director hereby assigns all respective rights to the Company.  Moreover, particularly with respect Director’s claim for remuneration, the provisions of the Austrian Patent Act (PatG) and the Utility Model Act (GMG) apply.

11.4         Director hereby irrevocably and comprehensively assigns free of charge all rights to the Work Product, whatever their legal nature may be according to the present or future state of the law (according to Austrian, foreign and/or international law), in particular, but not limited to copyrights or any other property or intellectual property rights (collectively, the “Rights”) to the Company.

11.5         The assignment of Rights to Work Product which pre-date entering into effect of this Contract are subject to a separate agreement between the Company and Director as set forth in Exhibit 11.5, which shall form an integral part of this Contract.

§ 12
Revocation

12.1         Director may be recalled prematurely by the supervisory board for good cause as set forth in sec 75 para 4 AktG, including but not limited to gross violation of the Director’s duties, incapacity or no-confidence vote by the shareholders meeting.

12.2         If the Company is reorganized from a stock corporation to a limited liability company (see 1.2 above), the provision of the Limited Liability Company Act on the recall of managing directors’ appointment (Sec 16 GmbHG) shall be applicable as of the effective date of such reorganization.

12.3         In case of revocation, the Company shall be entitled to terminate this Contract prematurely, if dismissal for cause is justified in analogy to sec 27 AngG or as set forth herein.

12.4         In case of revocation for withdrawal of trust by the general assembly, the Company shall be entitled to terminate this Contract prematurely even if dismissal for cause would not be justified in analogy to sec 27 AngG or as set forth herein.

§ 13
Termination of Employment

13.1         The Company’s right to terminate this Contract for cause shall remain unaffected.  Termination for cause shall be permissible especially (but without limitation) if Director has

a.             has become prohibited by law from being or acting as a Director or from carrying out any of the duties or functions he is employed under this Contract to carry out; or

b.             become subject to insolvency proceedings or such proceedings have been dismissed for lack of assets; or

c.             been convicted of any criminal offence (Vergehen) as defined in the Criminal Code (Strafgesetzbuch) other than an offence related to driving of motor vehicles or similar; or

d.             committed any serious breach or repeated or continued any breach or failure of any of his duties or obligations under this Contract; or

e.             been guilty of conduct tending to bring himself or the Company or any of its affiliates into disrepute; or

f.              solicited or attempt or entice away any client, customer, distributor, supplier, employee or consultant of the Company or any of its affiliates; or

g.             been found to have secured the employment by misrepresentation or fraud; or

h.             committed any material breach of any other agreements to which both the Company and Directors is a party; or

i.              not complied with any lawful order or restriction into him by the relevant corporate body.

13.2         Dismissal of Director as a result of Director’s revocation according to § 13 above shall be interpreted, in case of doubt, as termination of this Contract by the Company as of the earliest permissible date.

13.3         If Director prematurely resigns without good cause or if he has caused his own premature dismissal, the Company shall be entitled to compensation of the damage it has incurred (§ 28 Austrian Act on Employees).

13.4         Notwithstanding the damage actually incurred, the parties expressly agree on liquidated damages so that Director, should he prematurely retire without good cause or in the event of a premature dismissal caused by him, shall pay to the Company as penalty the same amount the Company would have had to pay as termination compensation in the event of any premature resignation of Director caused by the Company.

13.5         In any case of termination the Company may grant garden leave to Director irrespective of the effectiveness of the termination and subject to his further rights.

13.6         Upon termination of this Contract, Director shall undertake to resign from any and all positions that he took over or fulfilled due to this Contract or in connection herewith – in case of a premature release at the time of the release.

13.7         Director and the Company agree and Director expressly acknowledges that Director shall not be entitled to any compensation of whatever kind or nature arising out of or in connection with the termination of this Contract, including without limitation for any severance pay (Abfertigung), unless otherwise expressly provided in this Contract.

§ 14
Claims

14.1         Director acknowledges that any one-time benefits or payments, or any benefits and payments, which he may receive outside of this Contract, for whatever reason, do not create any future claims whatsoever or alter this Contract.

14.2         Any payments to Director are subject to the correctness of the respective amounts.  Director is obliged to repay any payments to which he is not entitled by law or under this Contract, in particular but not limited to reimbursement of supplementary claims for income tax or social security contributions.

14.3         Any objections to salary statements must be asserted by giving written notice within three months from receipt of the respective salary statement.  After expiry of this time limit salary statements shall be deemed approved by Director and the latter waives any claims whatsoever with respect to the respective salary periods.

§ 15
Forfeiture of Claims

All claims arising hereunder shall be forfeited unless asserted by Director by giving written notice to the Company three months from maturity of the claims.  Timely assertion of these claims will preserve the statutory limitation period.  This provision also applies to claims for reimbursement of expenses.

§ 16
Final Provisions

16.1         This Contract shall be governed by the laws of Austria except for its conflict of law rules.  Due to Director’s position as an executive of the Company, the statutory provisions governing working time and the Austrian Employment Act does not apply, unless explicitly stated in this Contract.

16.2         This Contract contains any and all collateral agreements of the parties.  No additional collateral agreements have been made except as mentioned herein.

16.3         Amendments of and modifications to this Contract shall be made in writing to be effective.  This shall also apply to any waiver of the written form requirement.

16.4         If any provision of this Contract is or becomes invalid or unenforceable, the validity of the remaining provisions of this Contract shall not be affected.  In lieu of the invalid or unenforceable provision, such valid and enforceable provision shall apply which most closely corresponds to the intended economic purpose of the invalid or unenforceable provision.  The same shall apply if there are any gaps in this Contract.

16.5         Place of performance and jurisdiction for all disputes in connection with this Contract shall be Vienna.

16.6         This Contract is drawn up in two counterparts.  The Company and Director each receive one counterpart.

Vienna, this 12.01.2006

/s/ Markus Seiser
DI Dr. Markus Seiser, born 17.01.1971

Kevin James Hesselbirg, born 23.07.1965

Exhibit 3.2.b.

Amount of the Retention Bonus to be calculated as follows:

Calculation:

EUR 488.000
minus	EUR amount of total warranty claims as per clause 7.10.7 of the Share Purchase Agreement (Total Warranty claim @ 49%)

EUR Assessment Basis
18,32%
=	EUR Retention Bonus Amount

Exhibit 11.5

ASSIGNMENT OF RIGHTS

1.             Director herewith confirms that all Rights (as set forth in the Contract) to the Work Product (as set forth in the Contract) pre-dating entering into effect of the Contract (in the following referred to as “Past Work Product”) unrestrictedly and irrevocably belong to the Company.

2.             Director expressly confirms and acknowledges herewith the – in every respect comprehensive and irrevocable – assignment/transfer of Rights to the Past Work Product to the Company.  This assignment/transfer includes, but is not limited to, – to the extent permissible under the applicable laws – all rights of inventions or technological improvements which Director has made during his work for the Company or due to experiences made or work done by the Company (Sec 7 Patent Act (PatG) and Sec 7 Utility Patent Act (GMG)).

3.             To the extent that the Company has not already been comprehensively assigned the Rights to the Past Work Product as set forth above in Sec. 1 and 2, Director herewith explicitly assigns and grants such rights to the Company.  Such assignment of rights shall be exclusive, thus also excluding any further rights of Director.

4.             The Company therefore has in particular the irrevocable, exclusive, unrestricted as to time, content and territory worldwide rights to exploit all Rights to the Past Work Product, especially the right to entire and/or partial publication, reproduction, dissemination, processing, translation, sending, intangible reproduction, making available to the public and any and all other use possible now or in the future (irrespective whether known today) as well as the right to exert the rights according to § 20 and 21 (1) Austrian Copyright Protection Act.  The Company is in particular also entitled to assign these rights entirely or partly to third parties, to grant sublicenses respectively rights of exploitation and/or exploitation permissions.  The Company is not obliged to use the Past Work Product, in particular, § 29 Austrian Copyright Protection Act shall not apply.  To the extent permissible under the applicable laws, Director waives the right to be named.

5.             Director expressly confirms not to be restricted in the assignment of Rights hereunder by any prior assignment of rights to any third party and that no rights of third parties are in conflict with and/or prevent the assignment hereunder.

6.             This comprehensive transfer/assignment of Rights has already been fully and finally compensated by the remuneration paid by the Company to Director.

Vienna, 12.04.2006	/s/ Markus Seiser
Place, Date	DI Dr. Markus Seiser, born 17.01.1971